Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NMI HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(3)	Warrants(3)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(4)	Rights(4)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(5)	Stock Purchase Contracts(5)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(6)	Units(6)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(1)

(1)

The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(2)

There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts and units of the registrant as may from time to time be offered by the company or selling stockholders at indeterminate prices and as may be issuable upon the conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(3)	Representing warrants to purchase shares of our common stock, shares of our preferred stock, depositary shares, debt securities or any combination of securities described in this prospectus.
(4)	Representing rights to purchase shares of our common stock, shares of our preferred stock, depositary shares or other securities described in this prospectus.
(5)	Representing stock purchase contracts to purchase shares of our common stock, shares of our preferred stock or our depositary shares described in this prospectus.
(6)

Representing units, each representing ownership of a shares of our common stock, shares of our preferred stock, depositary shares, debt securities, warrants, rights or stock purchase contracts or any combination of those securities.